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                                                                    EXHIBIT 23.2

                              CONSENT OF KPMG LLP

The Board of Directors
American Medical Systems Holdings, Inc.:

We consent to the use of our report dated June 29, 1998, relating to the combined statements of operations and cash flows of American Medical Systems, a Business of Pfizer Inc., for the year ended December 31, 1997, included in the registration statement, and to the references to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.


                                    /s/ KPMG LLP




Minneapolis, Minnesota
July 20, 2000